                       2002 CONSULTANT SERVICES AGREEMENT

        THIS SERVICES AGREEMENT (the "Agreement") dated June 7, 2002 is made by and between Seaview Video Technology, Inc., a Nevada corporation ("the Company")
and Brenda Hamilton, an individual resident of Florida ("Attorney").

        WHEREAS, Attorney has previously provided legal services to The Company;
and

        WHEREAS, it is anticipated that Attorney will continue to provide legal services to the Company through June 14, 2002, and Attorney has agreed to make herself available as is reasonably necessary to provide such future services;
and

        WHEREAS, the legal services covered by this Agreement that have been provided and that are to be provided in the future by Attorney, including making herself available as is reasonably necessary to provide such services in the future, are hereinafter referred to as the "Services"; and

        WHEREAS, as partial consideration for the Services, the Company has agreed to issue shares of its common stock to Attorney as hereinafter set forth.

        NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereto, intending to be legally bound, agree as follows:

1.       CONSIDERATION. As partial consideration for the Services of Attorney, the Company hereby agrees to forthwith issue to Attorney, a non refundable flat fee of 60,000 shares of the common stock, of the
         Company (the "Shares").

2.       REGISTRATION RIGHTS. The Company agrees that promptly following execution of this Agreement, it will prepare and file with the United
         States Securities and Exchange Commission, a registration statement on
         Form S-8 covering the Shares.

3.       ACKNOWLEDGEMENT. The parties hereby confirm and acknowledge that the
         Services (a) consist and will consist of bona fide services rendered and to be rendered to the Company, (b) are not and will not be in connection with the offer or sale of securities in capital raising transactions, and (c) do not and will not promote or maintain a market for the securities of the Company.

4.       COUNTERPARTS. This Agreement may be executed in any number of counterparts,  all of which taken together shall constitute one and the same instrument.

5.       FURTHER ASSURANCES. From and after the date of this Agreement, upon the request of a party, each other party shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

6.       GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule
         (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the
         State of Florida.

                  IN WITNESS WHEREOF, the parties have executed this Agreement the date first mentioned above.

ACCEPTED:

Consultant                                     Seaview Video Technology Inc.

By:______________________________           By: ________________________________
    Brenda Hamilton                              George S. Bernardich, III,
    Attorney                                     President